Exhibit 11.1

THE CODE OF ETHICS FOR DIRECTORS AND EXECUTIVE OFFICERS
OF
FORUM ENERGY CORPORATION

Article 1. (Objective)

          This Code seeks to ensure honest and ethical conduct by all directors and executive officers (“the Officers”) of Forum Energy Corporation (the “Company”), as well as their compliance with applicable laws, governmental rules and regulations.

Article 2. (Disclosure of this Code of Ethics)

          This Code shall be appropriately disclosed in accordance with applicable laws, governmental rules and regulations.

Article 3. (Honest and Ethical Conduct)

          1.          Each Officer shall act honestly and ethically in the course of any business activity of the Company.

          2.          No Officer shall engage in or otherwise enter into any act or transaction that gives rise to an actual or apparent conflict of interest between such Officer and the Company without first reporting such matter to, and obtaining prior approval from, the Board of Directors in accordance with the applicable provisions of the Company’s internal regulations. Such Officer may not participate in the determination of the Board of Directors resolution in connection with the granting of such approval. A conflict of interest may exist when an Officer (1) has committed an act or holds an interest that prevents such Officer from performing his or her duties objectively and effectively at and for the Company, (2) obtains, or when his or her family member obtains, any unauthorized personal gains by leveraging his or her position with the Company, or (3) discloses to third parties or uses to induce third parties for personal gain any confidential information acquired during the course of his or her work at the Company.

Article 4. (Ensuring Fairness and Accuracy of Financial Disclosure; Appropriate Disclosure)

          1.          The Officers shall be responsible for ensuring full, fair, accurate, timely and comprehensible disclosure in documents submitted to applicable governmental authorities and other information made public by the Company with respect to the Company’s financial position and financial statements.

          2.          The Officers shall be responsible for establishing and maintaining disclosure controls and internal controls for documents and information specified in the previous paragraph.

          3.          In connection with the preparation of the Company’s financial statements, an Officer shall not act in a way that may cause a material misunderstanding to or otherwise materially mislead any employee or independent public accountant involved in the preparation of such financial statements.

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Article 5. (Compliance with Laws and Regulations)

          The Officers shall comply with all applicable laws, governmental rules and regulations, including those related to the prohibition of insider trading, in each of the countries and regions in which the Company operates.

Article 6. (Reporting of Unlawful Acts and Unethical Conduct)

   Each Officer shall promptly report any known or suspected violation of this Code to the Board of Directors, Disclosure Committee or other responsible division or person appointed by these committees.

Article 7. (Accountability for Adherence to the Code)

          1.          Each Officer fully understands that legal compliance and ethical conduct form the basis for all corporate activities, and is obligated to comply with this Code.

          2.          The Company shall take appropriate disciplinary action in accordance with applicable laws and internal regulations of the Company against any Officer who acts in violation of the Code.

          3.          The Officers who are subject to disciplinary action pursuant to the previous paragraph may not participate in any meeting in connection with such disciplinary action by the Board of Directors, Disclosure Committee, or other investigative committees appointed thereby.

Article 8. (Exemption)

          An exemption from the Code shall only be granted pursuant to a resolution of the Board of Directors, and any such exemption shall be appropriately disclosed in accordance with applicable laws, governmental rules and regulations.

Article 9. (Amendment)

          1.          Any amendment of this Code shall only be effected by a resolution of the Board of Directors.

Adopted and Made effective as of 30th June, 2004.

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